Exhibit 99.1

Dean Foods Company Announces CEO Succession Plan

Ralph Scozzafava to Become Chief Executive Officer on January 1, 2017

DALLAS, September 1, 2016

Dean Foods Company (NYSE:DF) today announced that Ralph Scozzafava, Executive Vice President and Chief Operating Officer, will succeed Gregg A. Tanner as the Company’s Chief Executive Officer and as a member of the Company’s Board of Directors, effective January 1, 2017. In order to ensure a smooth transition, Mr. Tanner will remain as an advisor to the Company through the Annual Stockholders Meeting in May 2017.

“This announced transition is the culmination of our succession planning efforts, and the Board is confident that Ralph — supported by Dean Foods’ experienced and dedicated management team — is the right leader for the Company’s continued success and growth,” said Jim Turner, Non-Executive Chairman of the Board. “The Board sincerely thanks Gregg for his many contributions to Dean Foods over the past decade. His outstanding leadership, especially following the divesture of Morningstar and the spin-off of WhiteWave, was instrumental in achieving a renewed focus and guiding the Company through new business opportunities.”

Scozzafava joined Dean Foods in October 2014 as Executive Vice President and Chief Commercial Officer before being promoted to Chief Operating Officer in October 2015. He has more than 30 years of experience in the consumer goods and grocery categories, including at Wm. Wrigley Jr. Company and at Campbell Soup Company. Scozzafava’s experience gives him deep knowledge in organizational capabilities and improving operating results.

“Ralph is a passionate leader with a successful track record of growing businesses, driving efficiencies and building strong teams. I am confident in Ralph’s and the team’s ability to advance the business and deliver substantial shareholder value,” said Tanner. “I look forward to supporting Ralph in his new role and working to ensure a seamless transition.”

“Our 17,000 employees take pride in selling wholesome, nutritious products and serving the needs of families and communities nationwide. My time at the Company has been very fulfilling, and I am excited to lead a great team as we position the Company for the next phase of growth,” said Scozzafava. “I am confident we can do so by executing on our strategy to build and buy brands, strengthen our private label business and further optimize our network and capabilities.”

About Dean Foods

Dean Foods® is a leading food and beverage company and the largest processor and direct-to-store distributor of fresh fluid milk and other dairy and dairy case products in the United States. Headquartered in Dallas, Texas, the Dean Foods portfolio includes DairyPure®, the country’s first and largest fresh, white milk national brand, and TruMoo®, the leading national flavored milk brand, along with well-known regional dairy brands such as Alta Dena®, Berkeley Farms®, Country Fresh®, Dean’s®, Friendly’s®, Garelick Farms®, LAND O LAKES®* milk and cultured products, Lehigh Valley Dairy Farms®,

Mayfield®, McArthur®, Meadow Gold®, Oak Farms®, PET®**, T.G. Lee®, Tuscan® and more. In all, Dean Foods has more than 50 national, regional and local dairy brands as well as private labels. Dean Foods also makes and distributes ice cream, cultured products, juices, teas, and bottled water. Almost 17,000 employees across the country work every day to make Dean Foods the most admired and trusted provider of wholesome, great-tasting dairy products at every occasion. For more information about Dean Foods and its brands, visit www.deanfoods.com.

*The LAND O LAKES brand is owned by Land O’Lakes, Inc. and used by license.

**PET is a trademark of Eagle Family Foods Group LLC, used under license.

CONTACT: Corporate Communications, Jamaison Schuler, +1-214-721-7766; or Investor Relations, Sherri Baker, +1-214-303-3438.